EXHIBIT 10(v)




                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                         ------------------------------

                                       AND

                          -----------------------------




                                 AUGUST 1, 2000



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                              EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the ___ day of August, 2000, between ________________________, a North Carolina corporation headquartered in Raleigh, North Carolina, and a subsidiary of CP&L Energy, its successors or assigns and _________________ ("Employee"). CP&L Energy and ______________________ shall be referred to herein as "CP&L" or the "Company."

                                     Recital
                                     -------

         1. The Company and Employee wish to enter into an employment relationship whereby Employee will be employed initially as __________________________ at ______________________.

         2. Employee will be employed as an "at will" employee of CP&L. The parties wish to enter into this Agreement to set further certain terms related to that relationship.

         3. This Agreement replaces and supercedes a ________________ Employment Agreement executed between Employee and CP&L.

                                   Provisions
                                   ----------

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

         1.       TERM OF THE AGREEMENT:
                  ----------------------

                  (a) The Agreement becomes effective on August 1, 2000 and shall remain in effect for a three-year period;

                  (b) Each year, the Agreement will be extended such that prospective term will always be three years forward ("Evergrow provisions") on the anniversary date of the effective date.

                  (c) Company may elect to not extend Agreement and must notify Employee at least 60 days prior to the annual anniversary date of the Agreement's effective date. In each event, the Agreement will be effective for the remainder of its term.

                  (d) The Agreement cannot extend beyond Employee's normal retirement date unless Employee is requested to serve in his full-time position for a defined period as set forth by the Board of Directors.

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         2.       RESPONSIBILITIES; OTHER ACTIVITIES.
                  ----------------------------------

                  Employee shall initially occupy the position of __________ and shall undertake the general responsibilities and duties of such position as directed by CP&L. During the Term of this Agreement, Employee shall perform faithfully the duties of Employee's position, devote all of Employee's working time and energies to the business and affairs of CP&L and shall use Employee's best efforts, skills and abilities to promote CP&L. CP&L reserves the right to reassign Employee to other positions.

         3.       SALARY.
                  ------

                  As compensation for the services to be performed hereunder:
Employee will be paid a salary at the annual rate of ______________Dollars ($___________) (less applicable withholdings) beginning on __________, 2000. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by CP&L during the normal annual salary review process for similarly situated executives as determined by CP&L at its discretion. Annual Salary shall be deemed earned proportionally as Employee performs services over the course of the Salary Year. Payments of annual Salary shall be made, except as otherwise provided herein, in accordance with CP&L's standard payroll policies and procedures.

         4.       TRANSITION COMPENSATION.
                  -----------------------

                  Employee will receive a cash payment of _______________ Dollars ($__________) (less withholdings) within 30 days following hire.

         5.       BENEFITS
                  --------

                  During the Employment Term, Employee shall be entitled to participate in all-Company sponsored benefits programs as CP&L may have in effect upon terms and in accordance with policies and procedures substantially equivalent to those then in effect and applicable generally to employees of CP&L. Provided, however, that nothing contained in this Agreement shall require CP&L to continue to offer such benefits or programs or to limit CP&L's absolute right to modify or eliminate these benefits.

                  (a). Management Incentive Compensation Plan. Employee will be eligible to participate in the Management Incentive Compensation Plan (MICP) beginning __________, 2000, for which the first year's payment will be made on or before March 31, 2001. Pursuant to the terms of MICP, Employee's target compensation under such plan will be approximately 40% of base salary earnings for 2000. For 2001 and thereafter, the target compensation under such plan shall be 45% of Employee's base salary contingent upon the closure of the Florida Progress Corporation Acquisition.

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                  (b). Long Term Incentives. Employee will be eligible to
participate in the 2000 Performance Share Sub-Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Pursuant to the terms of the plan, Employee's target compensation under such plan will be 50% of Employee's base salary at the time of the award. For 2001 and thereafter, the target compensation under such plan shall be 100% of Employee's base salary contingent upon the closure of the Florida Progress Corporation Acquisition. Additionally, Employee and CP&L will execute a Restricted Share Agreement.

                  (c). Management Deferred Compensation Plan. Employee will be eligible for participation in CP&L's Management Deferred Compensation Plan
(MDCP), subject to its terms.

                  (d). Supplemental Retirement Plan. Employee will be eligible for participation in CP&L Supplemental Retirement Plan (SRP), subject to its terms.

                  (e). Restoration Retirement Plan. Employee will be eligible for participation in CP&L's Restoration Retirement Plan, subject to its terms. Once Employee becomes eligible for benefits under Supplemental Senior Executive Retirement Plan, Employee forfeits all benefits under this plan.

                  (f). Supplemental Senior Executive Retirement Plan. Employee shall be eligible for participation in CP&L's Supplemental Senior Executive Retirement Plan (SERP), subject to its terms. In connection with Employee's participation in SERP, Employee, upon hire, will be awarded seven (7) years of service toward the benefits and vesting requirements of SERP. This credit will not apply to the benefits and vesting requirements of any other plan or benefit plan at CP&L.

                  (g). Executive Permanent Life Insurance Plan. Employee shall be eligible to participate in CP&L's Executive Permanent Life Insurance Plan, subject to its terms.

                  (h). Executive AD&D Life Insurance. Employee shall be eligible to participate in CP&L's Executive AD&D Life Insurance Plan, subject to its terms.

                  (i). Stock Purchase Savings Plan. Employee shall be eligible to participate in CP&L's Stock Purchase Savings Plan, subject to its terms.

                  (j). Financial/Estate Planning. Consistent with CP&L's practice with respect to other senior executives, Employee will be reimbursed for financial and estate planning including financial planning and tax preparation.

                  (k). Vacation. Employee shall be entitled to four (4) weeks of paid vacation days.

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                  (l). Holiday. Employee will be eligible for eleven (11) paid holidays in each calendar year as provided in the CP&L Handbook.

                  (m). Automobile Allowance. Employee will be eligible to receive an automobile allowance of $1350 per month (less withholdings) subject to the terms of CP&L's policies. Employee will also be eligible for a cellular phone and reserved parking at CP&L's expense.

                  (n). Annual Physical. CP&L will pay for an annual physical examination by a physician of Employee's choice.

                  (o). Capital City Club. CP&L will pay an initiation fee and monthly dues for a membership at the Capital City Club for Employee.

                  (p). Air Travel.
                       -----------

                       (i). CP&L will provide airline club membership in accordance with CP&L's policy.

                       (ii). CP&L will reimburse Employee's spouse's travel expenses when she accompanies Employee to business meetings where spousal attendance is customary.

                       (iii). CP&L will provide chartered aircraft for Employee's business related travel as needed.

                       (iv). CP&L will allow Employee to travel first class at his discretion for business related travel.

                  (q). Country Club Membership. At Employee's option, if joined, CP&L will pay an initiation fee and monthly dues for a membership for Employee at a country club approved by CP&L. Business related expenses will be reimbursed consistent with CP&L's expense account guidelines.

                  (r). Personal Computer. CP&L will provide a personal computer to Employee to be used at his personal residence.

                  (s). Home Security. CP&L will install a home security system at Employee's home residence.

                  (t). Other Benefits. Employee shall be eligible for participation in other CP&L benefit plans, subject to the terms of the respective plans, as described in more detail in the Summary Plan Descriptions.

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         6.       TERMINATION OF EMPLOYMENT.
                  -------------------------

                  (a). Termination Without Cause. During the terms of this Agreement, if Employee's employment is terminated without cause, then Employee will be provided with his base salary at Employee's current rate for the remainder of the term of this Agreement. Additionally, CP&L will reimburse Employee for his COBRA premium for up to eighteen (18) months after the termination of Employee's employment as long as Employee is not eligible for coverage under the same type of benefit plan covered by COBRA. Receipt of these benefits is subject to the requirements of paragraph 6(g) and (h) of this Agreement. In addition, Employee will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                  (b). Termination for Cause.
                       ----------------------

                       (i) During the term of this Agreement, CP&L may elect at any time to terminate Employee's employment immediately hereunder and remove Employee from employment for cause. If Employee is terminated for Cause as defined, then he shall be eligible to retain all benefits under existing benefit programs which he has vested pursuant to those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. Upon such termination, Employee shall be entitled to any earned but unpaid salary accrued to the date of termination. Any continued rights or benefits Employee's legal representatives may have under employee benefit plans and programs of CP&L upon Employee's termination for cause shall be determined in accordance with the terms or provisions of the plan or program.

                       (ii) For purposes of this paragraph 6, cause for the termination of employment shall be defined as: (A) any act of Employee's including, but not limited to, misconduct, negligence, unlawfulness, dishonesty or inattention to the business, which is detrimental to CP&L's interests; or
(B). Employee's unsatisfactory job performance or failure to comply with CP&L's direction, policies, rules or regulations.

                  (c). Constructive Termination.
                      -------------------------

                       (i) Within the term of this Agreement, if Employee's employment is constructively terminated, then Employee will be provided with his base salary at the current rate for the remainder of the term of this Agreement. Additionally, CP&L will reimburse Employee for his COBRA premiums for up to eighteen (18) months after the termination of Employee's employment as long as Employee is not eligible for coverage under the same types of benefits plans covered by COBRA. Receipt of these benefits is subject to the requirements of paragraph 6(g) and (h) of this Agreement. In addition, Employee will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                  (ii) For the purposes of paragraph 6 of this Agreement, a constructive termination will be deemed to occur if: A) there is a change in the form of ownership of CP&L

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(e.g., CP&L is acquired, enters into a business combination with another company or otherwise changes form of ownership) and B) Employee is offered a new position with a material change in authority, duties, wages or benefits, or Employee is asked to relocate more than 50 miles. If Employee's employment is constructively terminated under this paragraph, Employee is entitled to the greater of either the benefits contained in this paragraph or the benefits he is entitled to, if any, under the CP&L Management Change-in-Control Plan, according to the terms of the Plan. Changes of the corporation structure of CP&L not related to an acquisition of CP&L shall not constitute a grounds for constructive termination.

                  (d). Voluntary Termination - If Employee terminates his employment voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit plans which have vested pursuant to the terms of those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

                  (e). Termination Due to Death. In the event of the death of Employee during the Employment Term, Employee's employment hereunder shall terminate and CP&L shall have no further obligation to Employee under this Agreement except as specifically provided in this Agreement. Employee's estate shall be entitled to receive all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year in which death occurred and shall be paid at the regularly scheduled time for the payment of the Bonus. Any rights and benefits Employee, or Employee's estate or other legal representatives, may have under employee benefit plans and programs of CP&L upon Employee's death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (f). Termination Due to Medical Condition.
                       -------------------------------------

                       (i). CP&L may terminate Employee's employment hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Employee is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Employee is substantially unable to perform Employee's duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term.

                       (ii). Upon the termination of Employee's employment due to medical condition or placement of Employee on Long Term Disability (LTD), CP&L shall have no further obligation to Employee under this Agreement except as specifically provided in this Agreement. Upon such termination, Employee shall be entitled to all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year Employee was employed by CP&L and shall be paid at the regularly scheduled time

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for the payment of the Bonus. Any continued rights and benefits Employee, or
Employee's legal representatives, may have under employee benefit plans and programs of CP&L upon Employee's termination due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (g). Release of Claims - In order to receive continuation of salary under this paragraph 6(a) and 6(c), Employee agrees to execute a written release of all claims against CP&L, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to CP&L.

                  (h) Covenant Not to Compete. If CP&L terminates Employee's employment without Cause under paragraph 6(a) or Constructively terminates Employee's employment under paragraph 6(c) of this Agreement, Employee, for one year after the Termination Date, shall not compete directly or indirectly with the Company, or its affiliates within fifty (50) miles of any geographic area in which the Company or its affiliates has a material business interests with which Employee is involved at the time of the termination of Employee's employment.

                  (i) Non Interference. If CP&L terminates Employee's employment without Cause under paragraph 6(a) or constructively terminates Employee's employment under paragraph 6(c) of this Agreement, Employee, for one year after the Termination Date, shall not whether on his own account or on the account of another individual, partnership, firm, corporation, or other business organization (other than the Company and its affiliates), directly or indirectly, intentionally solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or its affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or its affiliates including but not limited to, any independent representatives or organizations, or any person or entity that is a customer of the Company or its affiliates.

         7.       ASSIGNABILITY.
                  -------------

                  No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee, except that (a) Employee's rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (b) Employee's rights under employee benefit plans or programs described in Section 5(a) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Company may assign or transfer its rights and obligations under this Agreement.

         8. CONFIDENTIALITY. Employee will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Employee's best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify CP&L promptly upon receipt of such order or subpoena.

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         9.       MISCELLANEOUS.
                  -------------

                  (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

                  (b) Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto.

                  (c) Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Employee and by an officer of CP&L thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a wavier of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

                  (d) Notice. Any notice (with the exception of notice of termination by CP&L, which may be given by any means and need not be in writing except that if termination is for Cause, oral notice must be followed by written notice required under Section 5(c) hereof) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

                  If to Employee:

                           Employee

                           -----------------------
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina  27602

                  If to CP&L:

                           ------------------------
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina  27602
                           Attention:  Vice President-Human Resources


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Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

                  (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (f) References. In the event of Employee's death or a judicial determination of Employee's incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee's legal representative, or, where appropriate, to Employee's beneficiary or beneficiaries.

                  (g) Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (i) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                       (i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                       (ii) All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

                       (iii) Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                       (iv) As used in this Agreement, "including" is illustrative, and means "including but not limited to."

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                  (j) Remedies. Remedies specified in this Agreement are in
addition to any others available at law or in equity.

                  (k) Withholding Taxes. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements.

         IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.


By:      _______________________________             Date: _____________________
         Employee


By:      _______________________________             Date: _____________________
         Company


Title:   _______________________________



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